GlobalWise Investments, Inc.

Columbus, Ohio

www.GlobalWiseInvestments.com

614-388-8909

Contact@GlobalWiseInvestments.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com

GlobalWise Reports First Quarter 2012 Financial Results

-- Channel Sales Strategy Drives 51% Year-Over-Year Increase in Revenues --

COLUMBUS, OH, May 16, 2012 – GlobalWise Investments, Inc. (OTCBB: GWIV, OTCQB: GWIV) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (ECM) systems in both the public and private sectors, today announce financial results for the three months ended March 31, 2012.

The company’s total revenues for the quarter were $360,328, an increase of $121,202, or 51%, from the company’s first quarter 2011 results of $239,126. Additionally, gross profit increased $21,398 to $56,381 for the quarter as compared to $34,983 during the first quarter of 2011, a 61% increase.

Total operating expenses increased by $780,852 for the quarter versus the same period a year earlier. This increase is primarily due to one-time expenses and corresponding costs of public company reporting incurred when Intellinetics, Inc. merged with GlobalWise.

GlobalWise’s President and CEO Mr. William J. “BJ” Santiago stated, “We had a very busy first quarter this year and we’re extremely pleased with the direction and transformation of the company in such a short period. Leveraging our 18-year operating history as a software solutions provider, we’re now rapidly migrating to a cloud-based, channel distribution model with great success. For example, our substantial first quarter growth is in direct correlation to the success of on-boarding just one key channel partner in the third quarter of 2011 that serves the healthcare industry. I believe that the success we’ve had in on-boarding similar dynamic partners late last year and throughout this first quarter will replicate the same financial success over the next year. We believe the short-term, one-time expenses of the merger will be more than offset in the future by the benefits of having access to additional sources of capital as we continue to execute our growth strategy both in North America and abroad in the cloud computing sector.”

With the merger complete, GlobalWise has significantly ramped-up its sales efforts and has entered into five new channel partner agreements since February. The Company believes the expansion of its reseller program to include Latin America in the second quarter of 2012 will continue to increase, driving growth for the next several years.

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, IntellivueTM, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape – virtually anything that can be digitized – in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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